SLM Corporation Private Credit ABS Investor Presentation September 2008

September 2008 2 This Presentation contains forward-looking statements and information based on management's current expectations as of the date of this presentation. Statements that are not historical facts, including statements about our beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to our ability to cost- effectively refinance asset-backed financing facilities, due February 2009, which closed in the first quarter of 2008 (collectively, the "2008 Asset-Backed Financing Facilities"), including any potential foreclosure on the student loans under those facilities following their termination; increased financing costs; limited liquidity; any adverse outcomes in any significant litigation to which we are a party; our derivative counterparties terminating their positions with the Company if permitted by their contracts and the Company substantially incurring additional costs to replace any terminated positions; changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and regulations and from the implementation of applicable laws and regulations) which, among other things, may reduce the volume, average term and yields on student loans under the Federal Family Education Loan Program ("FFELP"), may result in loans being originated or refinanced under non-FFELP programs, or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. The Company could also be affected by: changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements; changes in the composition of our Managed FFELP and Private Education Loan portfolios; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; changes in projections of losses from loan defaults; changes in general economic conditions; changes in prepayment rates and credit spreads; and changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services. All forward-looking statements contained in the Presentation are qualified by these cautionary statements and are made only as of the date this Presentation is filed. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company's expectations. Forward-Looking Statements

September 2008 3 Non-GAAP Financial Measures - The following presentation includes non-GAAP performance measures. A presentation of the most comparable GAAP financial measures and a reconciliation of the non-GAAP performance measures to the most directly comparable GAAP financial measures are included in our most recent quarterly earnings release, quarterly report on Form 10-Q, and annual report on Form 10-K, which are available on our website at (http://www.salliemae.com/about/investors/stockholderinfo/earningsinfo) and (http://www.salliemae.com/about/investors/stockholderinfo/secfilings) and on the SEC's website (http://www.sec.gov). U.S. Government Guaranteed Student Loans - The following presentation contains references to U.S. Government guaranteed student loans. All such references are to loans made in compliance with the Federal Family Education Loan Program ("FFELP"), under Title IV of the Higher Education Act, to finance educational costs. As more fully described in our most recent quarterly earnings release, quarterly report on Form 10-Q, and annual report on Form 10-K, available on our website at (http://www.salliemae.com/about/investors/stockholderinfo/earningsinfo) and (http://www.salliemae.com/about/investors/stockholderinfo) and on the SEC's website (http://www.sec.gov), the federal guarantee of FFELP loans is conditioned on loans being originated, disbursed and serviced in accordance with Department of Education regulations. In addition, unless a loan default results from the borrower's death, disability or bankruptcy, the federal government guarantees only 97 percent of the principal balance (95 percent on loans disbursed after October 1, 2012) plus accrued interest and the holder of the loan generally must absorb the three percent (five percent after October 1, 2012) not guaranteed as a loss on the loan ("Risk Sharing"). Additional Information - The following presentation contains certain information about the Company that management believes is important to investors, but should be read in conjunction with other material information about the Company, including, but not limited to, the operational, market and interest rate, political and regulatory, liquidity, credit, and refinancing risks that the Company faces. For a discussion of the risks described above as well as additional information about the Company you should refer to our most recent quarterly earnings release, quarterly report on Form 10-Q, and annual report on Form 10-K, available on our website at (http://www.salliemae.com/about/investors/stockholderinfo/earningsinfo) and (http://www.salliemae.com/about/investors/stockholderinfo/secfilings) and on the SEC's website (http://www.sec.gov). For a discussion of the specific characteristics of any specific security, you should refer to the pricing supplement, prospectus supplement and/or prospectus applicable to that security. Disclosures

September 2008 4 Page I. Introduction and Overview 5 II. SLM Private Credit Student Loan ABS 10 III. SLM Private Credit ABS Relative Value 15 IV. SLM Private Credit Student Loan Program 21 V Cumulative Loss Expectations 28 VI. Performance Drivers 33 VII. Reason to Invest in SLM Private Credit ABS 37 Appendix Appendix Appendix A. SLM Private Credit Trust Characteristics 40 B. SLM Private Credit Trust Analytics 42 C. SLM Private Credit Managed Portfolio Performance 51 D. SLM Corporation 60 Contents

September 2008 5 I. Introduction and Overview

September 2008 6 Introduction and Overview Leading originator, servicer and collector of student loans, with a 35% market share of all FFELP and private education loan servicing (1) More than 10 million customers, relationships with over 6,000 schools Profitable despite current credit environment Among largest issuers of ABS globally Strong, consistent loan performance Unprofitable programs eliminated and new loans repriced Credit underwriting and collection efforts intensified 12 SLM Private Credit ABS issues since 2002, totaling $18.6 billion, all performing well Attractive relative value to comparable ABS asset types SLM Corporation SLM Private Credit (1) Based on Student Loan Servicing Alliance Servicing Survey for academic year 2007.

September 2008 7 Column 1 Column 3 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 1/1/2000 15.312 1/1/2001 15.928 1/1/2002 16.612 1/1/2003 16.901 1/1/2004 17.272 1/1/2005 17.428 1/1/2006 17.672 1/1/2007 17.958 1/1/2008 18.264 1/1/2009 18.567 1/1/2010 18.839 1/1/2011 19.105 1/1/2012 19.374 1/1/2013 19.662 1/1/2014 19.944 1/1/2015 20.192 1/1/2016 20.442 Higher Education Enrollment (millions) Source: National Center for Education Statistics Note: Total enrollment in all degree-granting institutions; middle alternative projections for 2006 onward Annual Cost of Education ($ thousands) Source: College Board Note: Academic years, average published tuition, fees, room and board charges at four-year institutions; enrollment-weighted Public Private Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 1/1/2000 8.08 21.476 1/1/2001 8.4 22.2 1/1/2002 9 23.9 1/1/2003 9.7 24.9 1/1/2004 10.6 26.1 1/1/2005 11.4 27.5 1/1/2006 12.115 28.743 1/1/2007 12.796 30.367 1/1/2008 13.589 32.307 Public CAGR: 6.8% Private CAGR: 5.1% Enrollment Growth + Rising Tuitions + Education Value = Increasing Loan Demand Student Loan Market Trends Private College Public College Private College Public College 73428 28568 141496 75198 FFELP Funds Available 17125 17125 19000 19000 Cost of College vs. FFELP Loan Limits - Academic Years 97 vs. 07 Source: College Board. Cost of college includes tuition, fees, room and board, transportation and other expenses for four year degree granting institutions for academic years ended June 30, 1997 and 2007. (1) FFELP loan limit for 4 consecutive yrs of college. Limits increased in July 2008 from $19,000 to $27,000 for dependent students. Consolidated Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 2001 4.5 2002 5.6 2003 7.6 2004 10.1 2005 13.8 2006 17 2007 18.5 FFELP Loan Shortfall FFELP Limit(1) Growth in Non-Federal Student Loan Originations AY1997 AY2007 Source: College Board, Trends in Higher Education Series (2007).

September 2008 8 Traditional vs Non-Traditional SLM's Managed private education loan portfolio is segmented into two categories: Traditional and Non-Traditional Non-Traditional loans are loans primarily made to borrowers attending schools with unacceptably high default rates, or as exceptions to FICO-based underwriting criteria In 1Q 2008, SLM ceased originating new Non-Traditional loans Traditional loans are made to borrowers at schools with acceptable default rates, where either the borrower or co-borrower meets minimum FICO criteria As of August 31, 2008, 94% of pool collateral across all SLM Private Credit Trusts consisted of Traditional loans

September 2008 9 SLM Traditional Loan Net Charge-off Rates vs Credit Cards SLM Traditional* American Express** Bank of America*** Citibank JPMorgan Q2'07 0.016 0.029 0.052 0.045 0.036 Q1'08 0.017 0.043 0.057 0.058 0.044 Q2'08 0.02 0.053 0.067 0.065 0.05 * Net charge-offs as a percentage of average Managed private education loans in repayment, annualized. ** U.S. Card Services, excluding write-offs of accrued interest and fees. Includes off-balance sheet securitized card member loans. *** US Consumer & Business Card. SLM Traditional private credit loan net charge-off rates are well below those of top tier credit card originators SLM's private credit loans have continued to outperform credit cards as consumer credit has weakened

September 2008 10 II. SLM Private Credit Student Loan ABS

September 2008 11 SLM Private Credit ABS Issue Characteristics Historical issue size of $1.0B to $2.5(+)B US$ denominated Student loan collateral not guaranteed by the U.S. Government Typical capital structure and credit enhancement Floating rate tied to 3 mo. LIBOR Typically amortizing tranches, with 1 to 15 year average lives Serviced by Sallie Mae, Inc. Typical SLM Private Credit ABS Transaction Features Characteristics of Private Credit ABS Collateralized by loans made to students and parents to fund undergraduate and graduate tuition, room and board Underwritten using FICO scores and risk-based pricing Historically, approximately 50% of loans had a co-borrower, typically a parent Certain issues recently upgraded by Moody's, S&P and Fitch Private credit collateral outperforming other consumer asset classes Private credit student loans are generally non- dischargeable in bankruptcy Short (1-3 yrs), intermediate (3-7 yrs) and long (7-10+ yrs) term tranches available

September 2008 12 Potential SLM Private Credit ABS Structural Changes Collateralized entirely by Traditional private credit loans More credit and liquidity enhancement to reflect higher coupon on securities No other major structural changes to SLM Private Credit Student Loan Trusts planned

September 2008 13 SLM Private Credit ABS Transactions Modeled on Intex Intex Screenshot Intex Screenshot SLM Private Credit ABS transactions are now modeled on Intex Forbearance and deferment status projections are expected to be available in the December release of their cash flow engine Transaction cash flows and statistics are also updated on Bloomberg

September 2008 14 Rating Actions on SLM Private Credit Student Loan ABS There have been a number of upgrades and no downgrades to Sallie Mae's Private Credit ABS since the program's inception in 2002 Moody's(1) - March 2007 S&P - July 2008 Fitch - September 2007 On September 17, 2008, as a result of Lehman's bankruptcy and rating downgrade, Moody's placed all of the tranches from the SLM Student Loan Trust 2004-1 transaction on review for possible downgrade. Lehman Brothers Special Financing Inc. acted as interest rate swap provider for the class A-6 reset rate notes. The Lehman interest rate swap expires in January 2009 and is fully cash collateralized.

September 2008 15 III. SLM Private Credit ABS Relative Value

September 2008 16 SLM Private Student Loan Trust ABS are rated to withstand extremely high default rates on the underlying collateral Bonds Well Protected Against Expected Defaults Cumulative default breakeven before dollar of principal loss. Modeled to maturity and based on information as of the close. Assumptions: 3 year default curve of 70/20/10, 75% loss severity, 360 day recovery lag, 20% for 24 months of deferment, 10% for 24 months of forbearance and 10% delinquencies. Estimated by Sallie Mae based on August 31, 2008 data. Source: Deutsche Bank Securities Inc. and Sallie Mae. Default Breakeven Analysis SLM 2007-A Cumulative Default Breakeven (1) Cumulative Default Breakeven (1) Rating SLM 2007-A Multiple of Current xxExpected Losses (2) AAA 46% 4.6x A 31% 3.1x

September 2008 17 Cash Capitalization Account protects SLM Private Credit ABS against significant average life extension Even with a doubling of deferment and forbearance, bonds in a representative SLM Private Credit ABS issue extend by less than one year Bonds Well Protected Against Extension Risk Modeled to call. Assumes no defaults and an expected case of 20% deferments for 24 months, 10% forbearance for 24 months and 10% delinquencies. 2007-A Extension Analysis Based on Different Prepayment, Deferment and Forbearance Scenarios(1)

September 2008 18 Recessions Historically Have Had Less Impact on College Graduates Income and employment are strongly correlated to educational attainment Recessions have less impact on employment level of college grads Unemployment rate for those with college degrees was at 2.3% in June 2008, compared with 5.5% for the US as a whole Less than H.S. High School Some College Associate Bachelor's Master's Doctorate Professional Earnings 20689 28290 32264 36362 47240 56707 75638 89602 Unemployment Rate 0.071 0.044 0.038 0.03 0.022 0.018 0.014 0.013 Source: U.S. Census Bureau, Current Population Survey, 2007 Annual Social and Economic Supplement. Represents median earnings for a full time, year-round worker over age 25. Unemployment data as of 2007. Represents unemployment for civilian non-institutional population over age 25.

September 2008 19 SLM Traditional* Bank of America** Citibank JPMorgan Q2'07 0.013 0.027 0.015 0.014 Q1'08 0.015 0.03 0.02 0.018 Q2'08 0.014 0.03 0.02 0.018 SLM Traditional Loan 90+ Day Delinquencies vs Credit Cards 90+ day delinquencies on Traditional Loans continue to run lower than 90+ day delinquencies on prime credit card loans * Delinquencies greater than 90 days as a percentage of managed private education loans in repayment. ** US Consumer & Business Card. American Express 90+ day delinquencies not reported.

September 2008 20 SLM Private Credit ABS Pricing vs. Credit Card ABS Prior to the ABS market disruption, spreads on SLM Private Credit ABS were trading in line with credit card ABS Source: JPMorgan Research Date Private Credit Cards Line 3 Line 4 Line 5 Line 6 Line 7 Line 8 Line 9 Line 10 Line 11 Line 12 Line 13 Line 14 Line 15 Line 16 Annotations 1/2/2003 15 7 1/3/2003 15 7 1/6/2003 15 7 1/7/2003 15 7 1/8/2003 15 7 1/9/2003 15 7 1/10/2003 15 7 1/13/2003 15 7 1/14/2003 15 7 1/15/2003 15 7 1/16/2003 15 6 1/17/2003 15 6 1/21/2003 15 6 1/22/2003 15 6 1/23/2003 15 6 1/24/2003 15 6 1/27/2003 15 6 1/28/2003 15 6 1/29/2003 15 6 1/30/2003 15 6 1/31/2003 15 6 2/3/2003 15 6 2/4/2003 15 6 2/5/2003 15 6 2/6/2003 15 6 2/7/2003 15 6 2/10/2003 15 6 2/11/2003 15 6 2/12/2003 15 6 2/13/2003 15 6 2/14/2003 15 6 2/18/2003 15 6 2/19/2003 15 6 2/20/2003 15 6 2/21/2003 15 6 2/24/2003 15 6 2/25/2003 15 6 2/26/2003 15 6 2/27/2003 15 6 2/28/2003 15 6 3/3/2003 15 6 3/4/2003 15 6 3/5/2003 15 6 3/6/2003 11 6 3/7/2003 11 6 3/10/2003 11 6 3/11/2003 11 6 3/12/2003 11 6 3/13/2003 11 5 3/14/2003 11 5 88.1 3/17/2003 11 5 3/18/2003 11 5 3/19/2003 11 5 3/20/2003 11 5 3/21/2003 11 5 3/24/2003 11 5 69.8 3/25/2003 11 5 3/26/2003 11 5 3/27/2003 11 5 3/28/2003 11 5 3/31/2003 11 5 4/1/2003 11 5 4/2/2003 11 5 4/3/2003 11 5 4/4/2003 11 5 4/7/2003 11 5 4/8/2003 11 5 4/9/2003 11 5 4/10/2003 11 5 4/11/2003 11 5 4/14/2003 11 5 4/15/2003 11 5 4/16/2003 11 5 4/17/2003 11 5 4/21/2003 11 5 4/22/2003 11 5 4/23/2003 11 5 4/24/2003 11 5 4/25/2003 11 5 4/28/2003 11 5 4/29/2003 11 5 4/30/2003 11 5 5/1/2003 11 5 5/2/2003 11 5 5/5/2003 11 5 5/6/2003 11 5 5/7/2003 11 5 5/8/2003 11 5 5/9/2003 11 5 5/12/2003 11 5 88.18 5/13/2003 11 5 5/14/2003 11 5 5/15/2003 11 5 5/16/2003 11 5 5/19/2003 11 5 5/20/2003 11 5 5/21/2003 11 5 5/22/2003 11 5 5/23/2003 11 5 Date Private Credit Cards Line 3 Line 4 Line 5 Line 6 Line 7 Line 8 Line 9 Line 10 Line 11 Line 12 Line 13 Line 14 Line 15 Line 16 Annotations 1/2/2003 55 22 1/3/2003 55 22 1/6/2003 55 22 1/7/2003 55 22 1/8/2003 55 22 1/9/2003 55 22 1/10/2003 55 22 1/13/2003 55 22 1/14/2003 55 22 1/15/2003 55 22 1/16/2003 55 21 1/17/2003 55 21 1/21/2003 55 21 1/22/2003 55 21 1/23/2003 55 21 1/24/2003 55 21 1/27/2003 55 21 1/28/2003 55 21 1/29/2003 55 21 1/30/2003 55 21 1/31/2003 55 21 2/3/2003 55 21 2/4/2003 55 21 2/5/2003 55 21 2/6/2003 55 21 2/7/2003 55 21 2/10/2003 55 21 2/11/2003 55 21 2/12/2003 55 21 2/13/2003 55 21 2/14/2003 55 21 2/18/2003 55 21 2/19/2003 55 21 2/20/2003 55 20 2/21/2003 55 20 2/24/2003 55 20 2/25/2003 55 20 2/26/2003 55 20 2/27/2003 55 20 2/28/2003 55 20 3/3/2003 55 20 3/4/2003 55 20 3/5/2003 55 20 3/6/2003 44 20 3/7/2003 44 20 3/10/2003 44 20 3/11/2003 44 20 3/12/2003 44 20 3/13/2003 44 20 3/14/2003 44 20 88.1 3/17/2003 44 20 3/18/2003 44 20 3/19/2003 44 20 3/20/2003 44 20 3/21/2003 44 20 3/24/2003 44 20 69.8 3/25/2003 44 20 3/26/2003 44 20 3/27/2003 44 20 3/28/2003 44 20 3/31/2003 44 20 4/1/2003 44 20 4/2/2003 44 20 4/3/2003 44 20 4/4/2003 44 20 4/7/2003 44 20 4/8/2003 44 20 4/9/2003 44 20 4/10/2003 44 20 4/11/2003 44 20 4/14/2003 44 20 4/15/2003 44 20 4/16/2003 44 20 4/17/2003 44 22 4/21/2003 44 22 4/22/2003 44 22 4/23/2003 44 22 4/24/2003 44 22 4/25/2003 44 22 4/28/2003 44 22 4/29/2003 44 22 4/30/2003 44 22 5/1/2003 44 22 5/2/2003 44 22 5/5/2003 44 22 5/6/2003 44 22 5/7/2003 44 22 5/8/2003 44 22 5/9/2003 44 22 5/12/2003 44 22 88.18 5/13/2003 44 22 5/14/2003 44 22 5/15/2003 44 22 5/16/2003 44 22 5/19/2003 44 22 5/20/2003 44 22 5/21/2003 44 22 5/22/2003 44 22 5/23/2003 44 22 Historical 3 Year AAA Rated ABS Indicative Spread Historical 7 Year AAA Rated ABS Indicative Spread

September 2008 21 IV. SLM Private Credit Student Loan Program

September 2008 22 Sallie Mae's Private Credit Student Loan Characteristics (1) Made to undergraduate and graduate students Floating rate, indexed to either LIBOR or Prime, with risk-based pricing Repayment term varies from 15 to 20(+) years, depending on loan balance Payments typically deferred until six months after graduation Underwritten primarily based on FICO, school type and specific school of attendance > 70% of new loans are now being originated with a co-borrower(1), typically a parent, representing a second household for SLM to rely on to support repayment Generally non-dischargeable in bankruptcy (1) Figure for new loans originated in July and August 2008.

September 2008 23 Private Credit Loan Products Securitized School Channel Undergraduate and Graduate Loans - Loans made to students and parents through college financial aid offices to fund 2-year and 4-year college tuition, room and board Direct-To-Consumer Loans - Similar to school channel undergraduate and graduate loans, but originated outside the school channel, using direct marketing channels Private Education Consolidation Loans - Used by qualified students and parents to consolidate outstanding private education loans, with interest and principal due sixty days following disbursement; borrower must have graduated to qualify

September 2008 24 Private Credit Loan Underwriting Criteria (1) As of September 2008. Underwriting has recently been intensified and enhanced with school-based decision criteria

September 2008 25 Private Credit Loan Collections Sallie Mae services and collects the loans in its Private Credit ABS Trusts Private credit collections are conducted by a stand-alone consumer credit collections unit, not the company's FFELP collections operations Managed by individuals with prior experience managing collections operations for consumer loan assets Over the past eighteen months, private credit collections resources have been significantly increased and collections technology and practices enhanced Multi-variable analysis has enabled prioritization of collection efforts on higher risk borrowers Forbearance policy has been revamped, with eligibility and duration based on a risk- based decision tree model

September 2008 26 Forbearance A collections tool used to provide borrowers time to improve their ability to repay Between graduation and start of first job Economic hardship Provides borrower with time to obtain employment and income to support their obligations Applied most frequently in the first two years of repayment Majority of loans are in forbearance for less than 12 months Granted for three month intervals, up to a maximum of 24 months Placing a loan in forbearance suspends payments, with interest capitalized to the loan balance

September 2008 27 Performance of Loans Receiving Forbearance (1) Managed portfolio as of June 30, 2008. Tracked 36 months after first month-end forbearance, or 36 months after repayment begin date. Repayment cohorts since January 2001. Loans receiving first forbearances since January 2001. Three years after loans in the Managed portfolio first entered repayment, 60% were current and 8.0% charged-off vs. 68% and 5.4% for loans never entering forbearance

September 2008 28 V. Cumulative Loss Expectations

29 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 Defaults Per Repayment Year 0.017 0.122 0.236 0.177 0.14 0.088 0.069 0.039 0.028 0.023 0.017 0.014 0.012 0.01 0.009 Cumulative Default 0.017 0.139 0.375 0.552 0.691 0.78 0.848 0.887 0.915 0.938 0.955 0.969 0.981 0.991 1 SLM Private Credit Default Emergence Profile Defaults in SLM Private Credit ABS Trusts increase as loans first enter repayment, then diminish steadily over time

30 SLM Private Credit Gross Defaults: Actual-To-Date vs. Current Lifetime Expectations For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . To date, the servicer has exercised this repurchase option and actual charge-offs in these trusts equals zero. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had not exercised its repurchase option. Charge-offs per the servicer's portfolio definition which is generally 212+ days delinquent. Includes loans for which a borrower has filed bankruptcy which have subsequently become 212+ days delinquent. Loans that were transferred to a co-borrower's account due to bankruptcy or death and subsequently charged off are not included. Charge-offs due to a borrower's bankruptcy filing for which the loan is now current or paid off. Loans that were transferred to a co-borrower's account due to bankruptcy or death and are now paid off or current are not included. For loans not transferred to a co-borrowers account, charge-offs due to a borrower's bankruptcy filing or death for which the loan is not current or paid off but has not become 212+ days delinquent. These loans can be in various statuses including: bankruptcy stay, deferment, forbearance or delinquency. All loans that were transferred to a co-borrower's account due to bankruptcy or death are included. Charge-offs per the servicer's portfolio definition explained in footnote (1). 2002-A 2003-A 2003-B 2003-C 2004-A 2004-B 2005-A 2005-B 2006-A 2006-B 2006-C 2007-A Charge-off - 212+ days delinquent (1) 0.041209274 0.036881332 0.036707453 0.03944338 0.03956828 0.023947511 0.024926817 0.01323537 0.008592093 0.010197141 0.011606054 0.002808104 Bankruptcy or death - now current or paid off (2) 0.001827049 0.001497488 0.001458068 0.001477201 0.002094792 0.0015656 0.00128022 0.000821666 0.000690646 0.000856379 0.000901691 0.000282111 Bankruptcy or death - other (3) 0.005108711 0.005291392 0.005341448 0.005400459 0.006941067 0.004714861 0.004891582 0.004191824 0.003474941 0.004009784 0.004281647 0.003139697 0.048145034 0.043670212 0.043506969 0.046321039 0.048604139 0.030227972 0.031098619 0.0181 0.0127 0.015 0.0167 0.006229912 Current Lifetime Expected Loss (4) 0.06 0.065 0.073 0.075 0.083 0.079 0.096 0.084 0.087 0.094 0.117 0.1

31 SLM Private Credit Gross Defaults: Actual To Date vs. Current Lifetime Expectations 2002-A 2003-A 2003-B 2003-C 2004-A 2004-B 2005-A 2005-B 2006-A 2006-B 2006-C 2007-A Charge-off (1) 0.030727995 0.033827393 0.028838063 0.02836175 0.025131695 0.017115889 0.013727319 0.011211874 0.007384162 0.007126073 0.007858962 0.001831817 Bankruptcy or Death/Not Yet Discharged or 212 Days Delq (2) 0.006312833 0.006380173 0.00573319 0.005590937 0.007342555 0.004621349 0.004136773 0.004123006 0.003213651 0.0032204 0.003474673 0.002077002 0.037040828 0.040207566 0.034571253 0.033952686 0.032474249 0.021737238 0.017864091 0.01533488 0.010597814 0.010346473 0.011333635 0.003908819 Cumulative Lifetime Expected Loss (3) 0.057 0.072 0.074 0.07 0.075 0.075 0.079 0.082 0.082 0.081 0.096 0.084 For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . To date, the servicer has exercised this repurchase option and actual charge-offs in these trusts equals zero. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had not exercised its repurchase option. Charge-offs per the servicer's portfolio definition which is generally 212+ days delinquent. Includes loans for which a borrower has filed bankruptcy which have subsequently become 212+ days delinquent. Loans that were transferred to a co-borrower's account due to bankruptcy or death and subsequently charged off are not included. Charge-offs due to a borrower's bankruptcy filing for which the loan has not charged off per the definition in footnote (1). Loans can be in various statuses including: current, paid in full, bankruptcy stay, deferment, forbearance or delinquency. All loans that were transferred to a co-borrower's account due to bankruptcy or death are included. Expected loss information includes charge-offs under the managed portfolio definition explained in (1). In general, Medloans are not included in the Current Criteria pool because they were not historically underwritten using FICO score. Medloans have low default rates and were included in higher proportions in the 2002 and 2003 deals. Exclusion of this segment of strong performing loans causes the default expectation to appear higher in the Current Criteria for 2003-A and 2003-B.

32 SLM Private Credit Gross Defaults: Current Lifetime Expectations vs. Constraining Rating Agency Stress Levels at Issuance 2002-A 2003-A 2003-B 2003-C 2004-A 2004-B 2005-A 2005-B 2006-A 2006-B 2006-C 2007-A Current Lifetime Gross Current Loss Expectation (1) 0.06 0.065 0.073 0.075 0.083 0.079 0.096 0.084 0.087 0.094 0.117 0.1 Single A (Constraining Level) 0.2165 0.2042 0.1918 0.1995 0.1991 0.2012 0.2156 0.2089 0.2203 0.1935 0.242 0.2467 AAA (Constraining Level) 0.2598 0.2536 0.2638 0.2721 0.2711 0.2774 0.294 0.2767 0.276 0.2564 0.3383 0.3664 Source: Sallie Mae Charge-offs per the servicer's portfolio definition which is generally 212+ days delinquent. Includes loans for which a borrower has filed bankruptcy which have subsequently become 212+ days delinquent.

September 2008 33 VI. Performance Drivers

September 2008 34 SLM Private Credit Performance Drivers Among the multiple variables that impact the performance of private credit loans, a combination of the following has the greatest impact FICO score of Borrower or Co-Borrower(1) Presence of a Co-Borrower School attended: Likelihood the borrower completes their education and graduates from school Likelihood the borrower obtains employment Likelihood the borrower earns a stable and sufficient income stream to service their loan (1) If there is a co-borrower, FICO score represents higher of borrower and co-borrower score.

September 2008 35 Performance Data Segmentation Unless otherwise noted, historical data provided in this section has been segmented into two categories reflecting SLM's current underwriting and pool selection criteria Loans Meeting Current Selection Criteria Not-For-Profit Schools, FICO ^ 640 For-Profit Schools, FICO ^ 670 School Not Excluded List Loans Not Meeting Current Selection Criteria Not-For-Profit Schools, FICO < 640 For-Profit Schools, FICO < 670 Excluded Schools Loans originated without a FICO score are not included in the data

September 2008 36 SLM Private Credit Performance Drivers: Original FICO Original FICO is among several factors historically proven to be highly correlated with actual losses in Sallie Mae's Managed Private Credit Loan portfolio Impact of Original FICO Actual Cumulative Gross Defaults for Loans in Repayment Since 2002 SLM Managed Loans Meeting Current Selection Criteria(1) Data as of June 30, 2008. August 2008 Disbursements 640-669 670-699 700-729 730-759 760-850 Wtd. Avg. Margin to LIBOR 8.3% 8.2% 7.2% 6.6% 4.8% % of Total 6.3% 15.3% 17.6% 23.0% 37.8%

September 2008 37 VII. Reasons to Invest in SLM Private Credit ABS

September 2008 38 Reasons to Invest in SLM Private Credit ABS SLM is the market leader in private education loans SLM originates, services and collects all of its private credit loans SLM Private Credit ABS are well-protected, with 2007-A able to withstand 46% cumulative losses, or 4.6x current expected losses at a triple-A level High quality portfolio, with high average FICO and strong historical performance Loans to college graduates perform better than loans made to non-college graduates with similar credit profiles Positive industry dynamics Extremely attractive relative value compared to other consumer asset types

September 2008 39 Contact Information Ken Fischbach Senior Vice President, Corporate Finance Sallie Mae, Inc. 12061 Bluemont Way Reston, VA 20190 703-984-6310 kenneth.fischbach@slma.com Leo Subler Vice President, Corporate Finance Sallie Mae, Inc. 12061 Bluemont Way Reston, VA 20190 703-984-5564 leo.subler@salliemae.com

September 2008 40 Appendix A: SLM Private Credit ABS Trust Characteristics

September 2008 41 SLM Private Credit ABS Collateral Characteristics: Performance Drivers If there is a co-borrower, FICO score represents higher of borrower and co-borrower score

September 2008 42 Appendix B: SLM Private Credit ABS Trust Analytics

September 2008 43 Performance Data Segmentation Unless otherwise noted, historical data provided in this section has been segmented into two categories reflecting SLM's current underwriting and pool selection criteria Loans Meeting Current Selection Criteria Not-For-Profit Schools, FICO ^ 640 For-Profit Schools, FICO ^ 670 School Not Excluded List Loans Not Meeting Current Selection Criteria Not-For-Profit Schools, FICO < 640 For-Profit Schools, FICO < 670 Excluded Schools Loans originated without a FICO score are not included in the data

September 2008 44 SLM Private Credit ABS Collateral Characteristics: Performance Drivers If there is a co-borrower, FICO score represents higher of borrower and co-borrower score.

45 SLM Private Credit Delinquency and Forbearance Seasoning Trends Delinquency and forbearance are highest when loans enter repayment, and diminish as loans season As the trust loans season, delinquency and forbearance are expected to decline

September 2008 46 SLM Private Credit ABS Trusts: 90+ Day Delinquencies Overall, loans meeting current criteria exhibit relatively stable performance Upward trend in delinquencies for newer trusts is driven by a higher percentage of loans first entering repayment, when borrowers are most likely to become delinquent 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 2002 0.0093 0.0041 0.0072 0.0059 0.0089 0.0095 0.0127 0.0131 0.0176 0.0113 0.012 0.013 0.0064 0.0072 0.0074 0.0074 0.0073 0.0134 0.0082 0.0072 0.0072 0.0101 0.0091 0.0093 2003 0.0069 0.0078 0.0095 0.0094 0.0178 0.0157 0.0207 0.0125 0.0175 0.0162 0.0074 0.0085 0.0099 0.0118 0.011 0.0169 0.0132 0.0112 0.0118 0.0136 0.0115 0.0138 2004 0.0132 0.0138 0.0128 0.0103 0.0149 0.0133 0.0067 0.0077 0.0095 0.0126 0.0094 0.0141 0.0139 0.0127 0.0112 0.0142 0.0142 0.0152 2005 0.0028 0.0066 0.0036 0.0041 0.0067 0.0099 0.0064 0.0095 0.014 0.0157 0.013 0.0167 0.0183 0.0201 2006 0.0074 0.0078 0.0064 0.0084 0.0114 0.013 0.0103 0.0149 0.0183 0.0205 2007 0.0023 0.003 0.0034 0.0055 0.0104 0.0127 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 2002 0.0093 0.0041 0.0072 0.0059 0.0089 0.0095 0.0127 0.0131 0.0176 0.0113 0.012 0.013 0.0064 0.0072 0.0074 0.0074 0.0073 0.0134 0.0082 0.0072 0.0072 0.0101 0.0091 0.0093 2003 0.0069 0.0078 0.0095 0.0094 0.0178 0.0157 0.0207 0.0125 0.0175 0.0162 0.0074 0.0085 0.0099 0.0118 0.011 0.0169 0.0132 0.0112 0.0118 0.0136 0.0115 0.0138 2004 0.0132 0.0138 0.0128 0.0103 0.0149 0.0133 0.0067 0.0077 0.0095 0.0126 0.0094 0.0141 0.0139 0.0127 0.0112 0.0142 0.0142 0.0152 2005 0.0028 0.0066 0.0036 0.0041 0.0067 0.0099 0.0064 0.0095 0.014 0.0157 0.013 0.0167 0.0183 0.0201 2006 0.0074 0.0078 0.0064 0.0084 0.0114 0.013 0.0103 0.0149 0.0183 0.0205 2007 0.0023 0.003 0.0034 0.0055 0.0104 0.0127

September 2008 47 SLM Private Credit ABS Trusts: Forbearance 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 2002 0.1334 0.179 0.181 0.1635 0.1522 0.1434 0.1585 0.1366 0.1028 0.0779 0.0804 0.0831 0.0997 0.0917 0.0792 0.0824 0.0689 0.0554 0.0669 0.0659 0.0715 0.0696 0.0584 0.0508 2003 0.2736 0.2489 0.1632 0.211 0.2072 0.2099 0.1209 0.1265 0.1148 0.1318 0.1413 0.1489 0.1307 0.1387 0.1154 0.1154 0.1166 0.1286 0.1286 0.1354 0.1107 0.0953 2004 0.196 0.2073 0.0993 0.1303 0.118 0.1374 0.1404 0.1585 0.1387 0.1477 0.1241 0.1372 0.1402 0.1499 0.1436 0.1633 0.1291 0.1154 2005 0.1249 0.1431 0.1279 0.1837 0.1598 0.1778 0.1382 0.1659 0.1643 0.1848 0.1689 0.2083 0.1643 0.1535 2006 0.1525 0.1556 0.1182 0.1735 0.1713 0.197 0.1727 0.2284 0.181 0.1738 2007 0.1228 0.1495 0.1361 0.2212 0.1696 0.1769 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 2002 0.1334 0.179 0.181 0.1635 0.1522 0.1434 0.1585 0.1366 0.1028 0.0779 0.0804 0.0831 0.0997 0.0917 0.0792 0.0824 0.0689 0.0554 0.0669 0.0659 0.0715 0.0696 0.0584 0.0508 2003 0.2736 0.2489 0.1632 0.211 0.2072 0.2099 0.1209 0.1265 0.1148 0.1318 0.1413 0.1489 0.1307 0.1387 0.1154 0.1154 0.1166 0.1286 0.1286 0.1354 0.1107 0.0953 2004 0.196 0.2073 0.0993 0.1303 0.118 0.1374 0.1404 0.1585 0.1387 0.1477 0.1241 0.1372 0.1402 0.1499 0.1436 0.1633 0.1291 0.1154 2005 0.1249 0.1431 0.1279 0.1837 0.1598 0.1778 0.1382 0.1659 0.1643 0.1848 0.1689 0.2083 0.1643 0.1535 2006 0.1525 0.1556 0.1182 0.1735 0.1713 0.197 0.1727 0.2284 0.181 0.1738 2007 0.1228 0.1495 0.1361 0.2212 0.1696 0.1769 Use of forbearance as a collection tool peaked in early 2008, and has generally declined since Forbearance usage is typically highest when loans enter repayment, and declines as loans season

September 2008 48 SLM Private Credit ABS Trusts: Annualized Gross Charge-offs 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 2002 0 0.0004 0.003 0.0012 0.0015 0.0002 0.0008 0.0009 0.0022 0.0074 0.0059 0.0154 0.0175 0.009 0.0076 0.0105 0.0107 0.0242 0.0212 0.0217 0.0172 0.0191 0.0206 0.0213 2003 0 0.0031 0.0013 0.0004 0.0021 0.0025 0.0018 0.0054 0.0043 0.0119 0.0131 0.0077 0.0062 0.0096 0.0107 0.0301 0.0273 0.029 0.0215 0.0311 0.0313 0.0245 2004 0.0028 0.0042 0.0017 0.0035 0.0041 0.007 0.0065 0.0045 0.0048 0.0055 0.0074 0.0254 0.0194 0.0253 0.0206 0.0305 0.0311 0.027 2005 0.0009 0.0024 0.0029 0.001 0.0032 0.0016 0.0021 0.0091 0.0109 0.0142 0.0154 0.0277 0.0291 0.0281 2006 0.0015 0.0018 0.0021 0.0115 0.01 0.011 0.0118 0.0184 0.0229 0.0268 2007 0.0037 0.005 0.0056 0.009 0.0136 0.018 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 2002 0 0.0004 0.003 0.0012 0.0015 0.0002 0.0008 0.0009 0.0022 0.0074 0.0059 0.0154 0.0175 0.009 0.0076 0.0105 0.0107 0.0242 0.0212 0.0217 0.0172 0.0191 0.0206 0.0213 2003 0 0.0031 0.0013 0.0004 0.0021 0.0025 0.0018 0.0054 0.0043 0.0119 0.0131 0.0077 0.0062 0.0096 0.0107 0.0301 0.0273 0.029 0.0215 0.0311 0.0313 0.0245 2004 0.0028 0.0042 0.0017 0.0035 0.0041 0.007 0.0065 0.0045 0.0048 0.0055 0.0074 0.0254 0.0194 0.0253 0.0206 0.0305 0.0311 0.027 2005 0.0009 0.0024 0.0029 0.001 0.0032 0.0016 0.0021 0.0091 0.0109 0.0142 0.0154 0.0277 0.0291 0.0281 2006 0.0015 0.0018 0.0021 0.0115 0.01 0.011 0.0118 0.0184 0.0229 0.0268 2007 0.0037 0.005 0.0056 0.009 0.0136 0.018 Charge-off levels increased in 2007, but have since generally stabilized As per expectations, more recent Trusts with a greater percentage of borrowers first entering repayment, show a higher levels of charge-offs (1) For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . To date, the servicer has exercised this repurchase option and actual charge-offs in these trusts equals zero. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had not exercised its repurchase option.

September 2008 49 SLM Private Credit ABS Trusts: Historical Cumulative Gross Charge-Offs(1) 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 2002 0 0.0001 0.0005 0.0006 0.0009 0.0009 0.001 0.0012 0.0016 0.0029 0.004 0.0067 0.0097 0.0112 0.0125 0.0142 0.0159 0.0198 0.023 0.0262 0.0287 0.0313 0.0342 0.037 2003 0 0.0001 0.0001 0.0002 0.0003 0.0005 0.0007 0.0013 0.0018 0.0032 0.0049 0.0059 0.0067 0.008 0.0095 0.0137 0.0174 0.0213 0.0241 0.0282 0.0322 0.0358 2004 0.0001 0.0002 0.0003 0.0005 0.0008 0.0013 0.0019 0.0023 0.0028 0.0034 0.0043 0.0073 0.0096 0.0126 0.0152 0.0188 0.0227 0.0265 2005 0 0.0001 0.0002 0.0003 0.0005 0.0006 0.0008 0.0018 0.0029 0.0044 0.0062 0.0094 0.0129 0.0165 2006 0 0.0001 0.0002 0.001 0.0017 0.0025 0.0037 0.0054 0.0077 0.0106 2007 0.0002 0.0004 0.0008 0.0014 0.0024 0.0039 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 2002 0 0.0001 0.0005 0.0006 0.0009 0.0009 0.001 0.0012 0.0016 0.0029 0.004 0.0067 0.0097 0.0112 0.0125 0.0142 0.0159 0.0198 0.023 0.0262 0.0287 0.0313 0.0342 0.037 2003 0 0.0001 0.0001 0.0002 0.0003 0.0005 0.0007 0.0013 0.0018 0.0032 0.0049 0.0059 0.0067 0.008 0.0095 0.0137 0.0174 0.0213 0.0241 0.0282 0.0322 0.0358 2004 0.0001 0.0002 0.0003 0.0005 0.0008 0.0013 0.0019 0.0023 0.0028 0.0034 0.0043 0.0073 0.0096 0.0126 0.0152 0.0188 0.0227 0.0265 2005 0 0.0001 0.0002 0.0003 0.0005 0.0006 0.0008 0.0018 0.0029 0.0044 0.0062 0.0094 0.0129 0.0165 2006 0 0.0001 0.0002 0.001 0.0017 0.0025 0.0037 0.0054 0.0077 0.0106 2007 0.0002 0.0004 0.0008 0.0014 0.0024 0.0039 (1) For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . To date, the servicer has exercised this repurchase option and actual charge-offs in these trusts equals zero. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had not exercised its repurchase option.

September 2008 50 SLM Private Credit ABS Trusts Prepayment Analysis Historical SLM Private Credit ABS CPRs Constant prepayment rates increased in 2007 due to the introduction of Private Credit Consolidation loans, but then declined accordingly following SLM's decision to suspend its consolidation loan program 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 2002-A 0.02 0.01 0.01 0.01 0.01 0.02 0.02 0.03 0.04 0.05 0.07 0.05 0.06 0.07 0.09 0.08 0.11 0.11 0.09 0.07 0.08 0.0945 2003-A 0.0236172 0.0209585 0.0213033 0.0220455 0.0266651 0.0260547 0.0330885 0.0388733 0.0594678 0.0468802 0.0474262 0.0590022 0.0766511 0.0620133 0.0898985 0.0930055 0.0822731 0.0571616 0.0651318 0.0938 2003-B 0.0196991 0.0190606 0.0206465 0.0202833 0.0200219 0.0245259 0.0315476 0.0482446 0.0326783 0.039373 0.044897 0.0707957 0.0685625 0.1060034 0.0909016 0.083898 0.0585169 0.0683136 0.0937 2003-C 0.0152843 0.0160452 0.014292 0.0180218 0.0179457 0.0283099 0.0361233 0.0304271 0.0367122 0.0447702 0.0722085 0.067429 0.1017183 0.0967132 0.0777458 0.057986 0.0766992 0.092 2004-A 0.0187456 0.0166026 0.0164751 0.029934 0.0322261 0.0245132 0.0307617 0.0418472 0.0692516 0.0711425 0.1100171 0.0959807 0.0898134 0.0642664 0.0778312 0.0992 2004-B 0.0195699 0.0186244 0.0241702 0.0302471 0.0221029 0.0304168 0.03491 0.062598 0.068949 0.1246455 0.0951131 0.090922 0.0774936 0.106146 0.1023 2005-A 0.0319776 0.022261 0.0243768 0.0328796 0.0597171 0.0610083 0.0990818 0.0793967 0.0819435 0.064987 0.1045868 0.1033 2005-B 0.0242175 0.0279132 0.0573982 0.0555737 0.094908 0.0719371 0.073013 0.0529046 0.0893389 0.0782 2006-A 0.0476348 0.0500356 0.0857629 0.0634152 0.0664913 0.0531197 0.084535 0.0687 2006-B 0.0447179 0.082504 0.0619091 0.0673478 0.0496674 0.0736355 0.0719 2006-C 0.0677068 0.0683649 0.0645688 0.0526468 0.0767421 0.0719 2007-A 0.0552171 0.0457742 0.0630612 0.0559

September 2008 51 Appendix C: SLM Private Credit Managed Portfolio Performance

52 SLM Private Credit Performance Data Methodology Loans Meeting Current Selection Criteria Methodology - Performance metrics are expressed relative to the balance of loans entering repayment (including capitalized interest from the school period) Performance is captured at the end of each quarter or year shown in the data; intra- month delinquencies and retroactive forbearances are not reflected Repayment cohorts are based on calendar years Timing of delinquency, forbearance, and default is based on the elapsed calendar time between the beginning of repayment and the period shown For the last period shown in each cohort, not all the underlying monthly cohorts have completed that full twelve month interval since they entered repayment. Partial periods are shown to provide the maximum amount of current information

53 SLM Private Credit Portfolio Performance Cohort Cumulative Defaults: Loans Meeting Current Selection Criteria

54 SLM Private Credit Managed Portfolio Performance Cohort Cumulative Defaults: Loans Meeting Current Selection Criteria - 760+ FICO

55 SLM Private Credit Managed Portfolio Performance Cohort Cumulative Defaults: Loans Meeting Current Selection Criteria - 730-759 FICO

56 SLM Private Credit Managed Portfolio Performance Cohort Cumulative Defaults: Loans Meeting Current Selection Criteria - 700-729 FICO

57 SLM Private Credit Managed Portfolio Performance Cohort Cumulative Defaults: Loans Meeting Current Selection Criteria - 670-699 FICO

58 SLM Private Credit Managed Portfolio Performance Cohort Cumulative Defaults: Loans Meeting Current Selection Criteria - 640-669 FICO

September 2008 59 SLM Private Credit Managed Portfolio Performance (All Loans) Cumulative Cohort Recovery Rates Recovery data is based substantially on experience under HICA, a captive insurance subsidiary of SLM that collected and recovered defaulted loans until 2004, when HICA was dissolved and SLM began managing recoveries in-house Current expectations are that recovery efforts conducted by SLM will ultimately collect more than HICA, and that the timing of collections will be more front-loaded

September 2008 60 Appendix D: SLM Corporation Update

September 2008 61 Sallie Mae Update DOE funding authority - extended through academic year 09/10 - assures profitability on new Stafford/PLUS loans, and eliminates funding need for this asset Term FFELP ABS market continues to provide funding, with $5.1B raised in August and $18.5B YTD ABCP program reduced by $6.3B, with outstandings to be reduced further by year end Access to unsecured debt markets re-established in June with a $2.5B issue Earnings, liquidity and portfolio performance remain strong in the current environment Private loan portfolio continues to perform well, with further enhancements to product design, underwriting and collections practices underway Access to deposit growth through Sallie Mae Bank begins November 2008

September 2008 62 62 Traditional vs. Non-Traditional Private Loan Performance Reserve coverage of annualized net charge-offs totaled 2.0x and 2.6x for Traditional and Non-Traditional loans respectively for the first half of 2008

1H 2008, 2007 and Full Year 2007, 2006 Earnings Summary

($ millions)	1H 2008	1H 2007	Full Year 2007	Full Year 2006
"Core Earnings" Net Income (1)	$344	$440	$560	$1,253
Stafford/PLUS Originations ($B)	$8.4	$8.1	$17.3	$16.0
Private Education Loan Originations ($B)	$3.4	$3.5	$7.9	$7.4
Managed FFELP Loans Outstanding ($B)	$140.8	$128.1	$135.3	$119.5
Managed Pvt Ed Loans Outstanding ($B)	$31.1	$25.1	$28.3	$22.6
Managed Student Loan Portfolio ($B)	$171.9	$153.2	$163.6	$142.1
Mgd Pvt Ed Loan % of Total Mgd Student Loans	18%	16%	17%	16%
"Core Earnings" Net Student Loan Spread (2)	1.56%	1.72%	1.67%	1.84%
"Core Earnings" Loan Loss Provision	$374	$445	$1,395	$303
"Core Earnings" Private Loan NCOs as a % of Repay	3.6%	3.4%	3.07%	1.62%
"Core Earnings" Fee and Other Income	$514	$583	$1,173	$1,100
"Core Earnings" Operating Expenses	$678	$715	$1,417	$1,253
GAAP Stockholders' Equity	$5,535	$5,348	$5,224	$4,360
Tangible Capital Ratio	2.1%	2.3%	2.0%	1.8%

(1) GAAP Net Income for 1H 2008 was $162 million compared to GAAP Net Income of $1,082 million in 1H 2007. GAAP Net Loss for 2007 was $896 million compared to GAAP Net Income of $1,157 million in 2006.

(2) "Core Earnings" Net Student Loan Spread for 1H 2008 is before the impact of 2008 Asset-Backed Financing Facilities fees.

September 2008

63

SallieMae®
Champions for Higher Education.℠

September 2008 64 "Core Earnings" Presentation Used by SLM's management in developing financial plans, tracking results, establishing corporate performance targets Used by securities analysts, credit rating agencies and debt capital providers to measure the company's business performance Treat securitizations as long-term financings and recognize the economic effect of hedges; specifically exclude (i) gains on sales from securitizations and subsequent Retained Interest revenue (ii) derivative unrealized mark-to-market adjustments, (iii) unhedged floor income, and (iv) goodwill and intangible impairment and the amortization of acquired intangibles Reflect only current period adjustments to GAAP earnings and are not a substitute for reported results under GAAP May not be comparable to similarly titled measures reported by other companies Note: Both a description of SLM's "Core Earnings" treatment and a full reconciliation to the GAAP income statement is contained in the supplemental earnings disclosure to the company's quarterly earnings releases and most recent Forms 10-Q and 10-K. "Core Earnings" Performance Measures -

September 2008 65 GAAP to "Core Earnings" EPS Reconciliation